Exhibit 99.1

LIXTE Biotechnology Provides Update on NOMAD Acquisition; Transaction Expected to Close On or About July 1, 2026

Company to Loan $6.5 Million Prior to Closing to Fund Order Backlog and Working Capital Needs – Combined Company to be Renamed NOMAD Power Solutions, Inc. and Trade Under a New Ticker Symbol

BOCA RATON, Fla. & WATERBURY, Vt. — June 18, 2026 — LIXTE Biotechnology Holdings, Inc. (NASDAQ: LIXT) (“LIXTE” or the “Company”) today provided an update on its previously announced definitive agreement to acquire 100% of NOMAD Transportable Power Systems, Inc. (“NOMAD”), the market leader in deployable, utility-grade battery energy storage systems (BESS).

The Company expects the acquisition to close on or about July 1, 2026, subject to the satisfaction of customary closing conditions and required approvals.

Pre-Closing Capital Advance

To accelerate NOMAD’s commercial momentum ahead of the closing, LIXTE will loan $6.5 million to NOMAD prior to the anticipated closing the transaction. The loan proceeds are intended to fund the procurement of long-lead components against NOMAD’s active order pipeline and to support working capital as NOMAD scales manufacturing to meet accelerating customer demand. Deploying capital ahead of closing is designed to ensure NOMAD can convert its growing backlog into delivered systems without interruption to its production cadence.

“Putting capital to work now, ahead of closing, reflects our conviction in NOMAD’s platform and attempting to fulfill the demand we are seeing,” said Geordan Pursglove, Chief Executive Officer of LIXTE Biotechnology Holdings, Inc. “This loan allows NOMAD to keep pace with its order book and continue scaling without delay as we move toward completing the transaction.”

Corporate Name and Ticker Symbol Change

Upon closing, and subject to required approvals, the Company will be renamed NOMAD Power Solutions, Inc. and will begin trading on the Nasdaq Stock Market under a new ticker symbol, to be announced. The new corporate identity reflects the Company’s singular focus on solving the power-availability constraint facing utilities, industrial operators and the rapidly expanding data center market.

Purpose-Built for the Data Center Era

NOMAD operates mobile, utility-grade battery platform that has been utility-tested and validated for deployment alongside investor-owned utilities, electric cooperatives, municipal utilities and large industrial energy users. The platform’s mobility allows megawatt-scale storage to be deployed in real time mission critical environments when and where its needed .

In the data center environments — where even momentary interruptions in power quality can disrupt mission-critical workloads — this combination of utility-grade reliability, near-instantaneous response and rapid mobile deployment makes NOMAD’s platform uniquely suited to the demands of AI compute and high-density data infrastructure.

As artificial intelligence and data center buildout drive electricity demand at an unprecedented pace, NOMAD’s deployable architecture provides operators a way to bring reliable, utility-grade power online in timeframes that fixed assets cannot match.

“NOMAD has built over the last six years a mobile utility-grade BESS platform engineered to the standards that utilities and hyperscale operators require,” said John Travaglini, Chief Executive Officer of NOMAD Transportable Power Systems. “The acceleration in demand from AI infrastructure and data center customers confirms that deployable, utility-grade storage is becoming an essential layer of the modern grid.”

About NOMAD Transportable Power Systems

NOMAD Transportable Power Systems is a market leader in deployable, utility-grade battery power infrastructure across North America and the first company to bring a mobile, utility-grade 1 MW BESS to market. The Company’s UL 9540-validated platform serves utilities, industrial operators, government agencies, critical infrastructure providers and emerging AI-driven applications through equipment sales, rentals and Energy-as-a-Service offerings.

About LIXTE Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical and med-tech company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that LB-100, its lead compound and first-in-class lead clinical PP2A inhibitor, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on published preclinical data, LB-100 has the potential to significantly enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer. It is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. LIXTE’s novel approach is covered by a comprehensive patent portfolio, with proof-of-concept clinical trials currently in progress for Ovarian Clear Cell Carcinoma, Metastatic Colon Cancer and Advanced Soft Tissue Sarcoma. Additional information can be found at www.lixte.com.

Through LIXTE’s wholly owned subsidiary, Liora Technologies Europe Ltd., the Company also is pioneering the development of electronically controlled proton therapy systems for treating tumors in various types of cancers. Liora’s proprietary flagship technology, LiGHT System, is believed to provide significant advantages over currently available technologies for treating tumors with proton therapy. Additional information about Liora Technologies can be found at www.lioratechnologies.com.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s strategic priorities, product development and business prospects, and the anticipated use of proceeds, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

info@lixte.com

General Phone: (631) 830-7092; Investor Phone: (888) 289-5533